Exhibit 21
Subsidiaries of the Registrant
The following is a list of subsidiaries of the Company as of December 31, 2008:

Percent of Voting
Securities Owned
Subsidiary	By the Registrant

NationsHealth Holdings, L.L.C. (a Florida Limited Liability Company)	100%

United States Pharmaceutical Group, L.L.C. (a Delaware Limited Liability Company)	100%

Diabetes Care & Education, Inc. (a South Carolina Corporation)	100%

National Pharmaceuticals and Medical Products (USA), LLC (a Florida Limited Liability Company)	66.67%